Exhibit 99.1

Cactus Announces Fourth Quarter and Full Year 2022 Results

HOUSTON – February 22, 2023 – Cactus, Inc. (NYSE: WHD) (“Cactus” or the “Company”) today announced financial and operating results for the fourth quarter and full year 2022.
Fourth Quarter 2022 Highlights and Recent Events
•Revenue of $187.8 million and income from operations of $48.2 million;
•Net income of $40.7 million(1) and diluted earnings per Class A share of $0.50(1);
•Adjusted net income(3) of $43.5 million and diluted earnings per share, as adjusted(3) of $0.57;
•Net income margin of 21.7% and adjusted net income margin(3) of 23.2%;
•Adjusted EBITDA(4) and Adjusted EBITDA margin(4) of $66.4 million and 35.4%, respectively;
•Cash flow from operations of $39.3 million;
•Cash balance of $344.5 million with no bank debt outstanding as of December 31, 2022;
•Signed agreement to acquire HighRidge Resources, Inc. (“FlexSteel”);
•In January 2023, the Board of Directors (the “Board”) declared a quarterly cash dividend of $0.11 per Class A share; and
•In January 2023, Cactus closed an underwritten offering of Class A common stock for net proceeds of $165.6 million.
Financial Summary

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
	($ in thousands)			($ in thousands)
Revenues	$187,774	$184,481	$129,916	$688,369	$438,589
Income from operations	$48,221	$51,296	$25,712	$174,748	$75,427
Net income(1)(2)	$40,739	$41,520	$20,383	$145,122	$67,470
Net income margin	21.7%	22.5%	15.7%	21.1%	15.4%
Adjusted net income(3)	$43,525	$40,062	$18,666	$140,163	$54,497
Adjusted net income margin(3)	23.2%	21.7%	14.4%	20.4%	12.4%
Adjusted EBITDA(4)	$66,393	$63,693	$36,614	$227,925	$120,355
Adjusted EBITDA margin(4)	35.4%	34.5%	28.2%	33.1%	27.4%

(1)Net income during the fourth quarter of 2022 is inclusive of $7.4 million in expenses associated with the pending acquisition of FlexSteel (the “FlexSteel Acquisition”), $1.9 million in expense related to the revaluation of the tax receivable agreement (“TRA”) liability and a $1.8 million income tax benefit related to the revaluation of our deferred tax asset. Net income during the third quarter of 2022 is inclusive of $1.0 million in expenses associated with the pending FlexSteel Acquisition, $1.1 million in other income related to the revaluation of the TRA liability and $1.1 million of income tax expense related to the revaluation of our deferred tax asset. Net income during the fourth quarter of 2021 is inclusive of $1.9 million in other income related to the revaluation of the TRA liability as well as $1.3 million of income tax expense related to the revaluation of our deferred tax asset.
(2)Net income for the full year 2022 is inclusive of $8.4 million in expenses associated with the pending FlexSteel Acquisition, $1.9 million in expense related to the revaluation of the TRA liability and $5.0 million of net income tax benefits associated with various non-routine items primarily comprised of benefits associated with stock-based compensation and the revaluation of our deferred tax asset. Net income for the full year 2021 is inclusive of $0.9 million in additional income related to the revaluation of the TRA liability, $0.4 million in offering related expenses and $8.6 million in net tax benefits associated with various non-routine items, primarily a partial release of a valuation allowance.
(3)Adjusted net income, Adjusted net income margin and diluted earnings per share, as adjusted are non-GAAP financial measures. These figures assume Cactus, Inc. held all units in Cactus Wellhead, LLC (“Cactus LLC”), its operating subsidiary, at the beginning of the period. Additional information regarding non-GAAP measures and the reconciliation of GAAP to non-GAAP financial measures are in the Supplemental Information tables.
(4)Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. See definition of these measures and the reconciliation of GAAP to non-GAAP financial measures in the Supplemental Information tables.

Scott Bender, President and CEO of Cactus, commented, “I am extremely proud of the Cactus team and our execution during the fourth quarter, which enabled us to deliver the highest recorded Adjusted EBITDA in Company history. In our Product revenue category, market share(1) increased to over 40% as rigs followed were up approximately 7% from the third quarter of 2022. Margins increased across all of our revenue categories during the period, showcasing our organization’s continued focus on customer service and cost management.

“Looking ahead to the first quarter of 2023, we anticipate continued revenue growth. While the overall level of U.S. onshore drilling activity has waned in recent months, we expect another increase in Cactus’ rigs followed during the first quarter. Since the second half of 2022, larger, well capitalized operators have increased activity, which has typically been a positive sign for Cactus. Additionally, our working capital outflows should meaningfully decline during early 2023.

Mr. Bender concluded, “Regarding the pending FlexSteel Acquisition, we remain extremely excited about bringing this high-quality and differentiated business into Cactus. Significant progress around permanent financing for the transaction has been made and closing is on-track to occur during the first quarter. Following closing, we plan to share additional details regarding our near-term expectations for the combined business. The FlexSteel Acquisition represents a significant opportunity for Cactus. We believe our general operating philosophy, which is a focus on margins, returns and generating value for our shareholders, will enhance the FlexSteel business.”

(1)Additional information regarding market share and rigs followed is located in the Supplemental Information tables.

Revenue Categories
Product

	Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
	($ in thousands)
Product revenue	$124,561	$121,782	$83,771
Gross profit	$50,529	$48,035	$29,017
Gross margin	40.6%	39.4%	34.6%

Fourth quarter 2022 product revenue increased $2.8 million, or 2.3%, sequentially, as sales of wellhead and production related equipment improved primarily due to higher customer drilling activity. Gross profit increased $2.5 million, or 5.2%, sequentially, with margins increasing 120 basis points driven largely by operating leverage and lower branch costs in relation to revenue generated.

Rental

	Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
	($ in thousands)
Rental revenue	$27,310	$27,105	$19,225
Gross profit (loss)	$12,013	$10,782	$4,672
Gross margin	44.0%	39.8%	24.3%

Fourth quarter 2022 rental revenue increased $0.2 million, or 0.8%, sequentially, due to higher international revenue generation. Gross profit increased $1.2 million sequentially and margins improved by 420 basis points due largely to better asset management, lower repair costs and declining depreciation expense.

Field Service and Other

	Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
	($ in thousands)
Field service and other revenue	$35,903	$35,594	$26,920
Gross profit	$8,575	$8,449	$4,884
Gross margin	23.9%	23.7%	18.1%

Fourth quarter 2022 field service and other revenue increased $0.3 million, or 0.9%, sequentially, due to improved revenue mix and increased ancillary services activity. Gross profit increased $0.1 million, or 1.5%, sequentially, with margins increasing by 20 basis points due to lower supplies costs and branch related expenses, which offset higher labor costs during the period.
Selling, General and Administrative Expenses (“SG&A”)
SG&A for the fourth quarter of 2022 was $22.9 million (12.2% of revenues), compared to $16.0 million (8.7% of revenues) for the third quarter of 2022 and $12.9 million (9.9% of revenues) for the fourth quarter of 2021. The sequential increase was due primarily to higher fees and expenses associated with the pending FlexSteel Acquisition.
Liquidity, Capital Expenditures and Other
As of December 31, 2022, the Company had $344.5 million of cash and no bank debt outstanding. Operating cash flow was $39.3 million for the fourth quarter of 2022. During the fourth quarter, the Company made dividend payments and associated distributions of $8.4 million.
Net cash used in investing activities represented $6.0 million during the fourth quarter of 2022. Net capital expenditures for the full year 2022 were $25.5 million. For the full year 2023, the Company expects net capital expenditures to be in the range of $35 million to $45 million, inclusive of capital directed toward international expansion and the potential purchase of a currently leased facility, but exclusive of capital expenditures associated with the FlexSteel business.
On January 13, 2023, Cactus closed an underwritten offering of 3,224,300 shares of its Class A common stock for total net proceeds of approximately $166 million, net of underwriting discounts and selling commissions. The net proceeds from the sale of the Class A common stock in the offering are expected to be utilized to fund a portion of the initial closing price for the pending FlexSteel Acquisition.
As of January 31, 2023, Cactus had 64,127,114 shares of Class A common stock outstanding (representing 81.1% of the total voting power) and 14,978,225 shares of Class B common stock outstanding (representing 18.9% of the total voting power).
Quarterly Dividend
In January 2023 the Board approved a quarterly cash dividend of $0.11 per share of Class A common stock with payment to occur on March 16, 2023 to holders of record of Class A common stock at the close of business on February 27, 2023. A corresponding distribution of up to $0.11 per CW Unit has also been approved for holders of CW Units of Cactus Wellhead, LLC.
Conference Call Details
The Company will host a conference call to discuss financial and operational results on Thursday, February 23, 2023 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).
The call will be webcast on Cactus’ website at www.CactusWHD.com. Please access the webcast for the call at least 10 minutes ahead of the start time to ensure a proper connection. Analysts and institutional investors may click here to pre-register for the conference call and obtain a dial-in number and passcode. An archived webcast of the conference call will be available on the Company’s website shortly after the end of the call.
About Cactus, Inc.
Cactus designs, manufactures, sells and rents a range of highly engineered wellhead and pressure control equipment. Its products are sold and rented principally for onshore unconventional oil and gas wells and are utilized during the drilling, completion and production phases of its customers’ wells. In addition, it provides field services for all its products and rental items to assist with the installation, maintenance and handling of the wellhead and pressure control equipment. Cactus operates service centers throughout the United States and Australia, while also providing equipment and services in select international markets.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release and oral statements made regarding the matters addressed in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Cactus’ control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Forward-looking statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” “potential,” “will,” “hope” or other similar words and include the Company’s expectation of future performance contained herein. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by risks or uncertainties, including unanticipated challenges relating to the pending FlexSteel Acquisition and related financing. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other factors noted in the Company’s Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and the other documents that the Company files with the Securities and Exchange Commission. The risk factors and other factors noted therein could cause actual results to differ materially from those contained in any forward-looking statement. Cactus disclaims any duty to update and does not intend to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
Cactus, Inc.
John Fitzgerald, 713-904-4655
Director of Corporate Development and Investor Relations
IR@CactusWHD.com
Source: Cactus, Inc.

Cactus, Inc.
Condensed Consolidated Statements of Income
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(in thousands, except per share data)
Revenues
Product revenue	$124,561	$83,771	$452,615	$280,907
Rental revenue	27,310	19,225	100,453	61,629
Field service and other revenue	35,903	26,920	135,301	96,053
Total revenues	187,774	129,916	688,369	438,589

Costs and expenses
Cost of product revenue	74,032	54,754	277,871	189,083
Cost of rental revenue	15,297	14,553	62,037	54,377
Cost of field service and other revenue	27,328	22,036	106,013	73,681
Selling, general and administrative expenses	22,896	12,861	67,700	46,021
Total costs and expenses	139,553	104,204	513,621	363,162
Income from operations	48,221	25,712	174,748	75,427

Interest (expense) income, net	2,370	(142)	3,714	(774)
Other income (expense), net	(1,920)	1,902	(1,910)	492
Income before income taxes	48,671	27,472	176,552	75,145
Income tax expense	7,932	7,089	31,430	7,675
Net income	$40,739	$20,383	$145,122	$67,470
Less: net income attributable to non-controlling interest	9,750	5,359	34,948	17,877
Net income attributable to Cactus, Inc.	$30,989	$15,024	$110,174	$49,593

Earnings per Class A share - basic	$0.51	$0.25	$1.83	$0.90
Earnings per Class A share - diluted (a)	$0.50	$0.25	$1.80	$0.83

Weighted average shares outstanding - basic	60,797	58,988	60,323	55,398
Weighted average shares outstanding - diluted (a)	76,410	76,148	76,337	76,107

(a)Dilution for the three and twelve months ended December 31, 2022 includes an additional $10.1 million and $36.3 million of pre-tax income attributable to non-controlling interest adjusted for a corporate effective tax rate of 25.0% and 15.1 million and 15.5 million weighted average shares of Class B common stock, respectively, plus the effect of dilutive securities. Dilution for the three and twelve months ended December 31, 2021 includes an additional $5.6 million and $18.8 million of pre-tax income attributable to non-controlling interest adjusted for a corporate effective tax rate of 27.0% and 16.7 million and 20.3 million weighted average shares of Class B common stock, respectively, plus the effect of dilutive securities.

Cactus, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,
	2022	2021
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$344,527	$301,669
Accounts receivable, net	138,268	89,205
Inventories	161,283	119,817
Prepaid expenses and other current assets	10,564	7,794
Total current assets	654,642	518,485

Property and equipment, net	129,998	129,117
Operating lease right-of-use assets, net	23,183	22,538
Goodwill	7,824	7,824
Deferred tax asset, net	301,644	303,074
Other noncurrent assets	1,605	1,040
Total assets	$1,118,896	$982,078

Liabilities and Equity
Current liabilities
Accounts payable	$47,776	$42,818
Accrued expenses and other current liabilities	30,619	28,240
Current portion of liability related to tax receivable agreement	27,544	11,769
Finance lease obligations, current portion	5,933	4,867
Operating lease liabilities, current portion	4,777	4,880
Total current liabilities	116,649	92,574

Deferred tax liability, net	1,966	1,172
Liability related to tax receivable agreement, net of current portion	265,025	269,838
Finance lease obligations, net of current portion	6,436	5,811
Operating lease liabilities, net of current portion	18,375	17,650
Total liabilities	408,451	387,045

Equity	710,445	595,033
Total liabilities and equity	$1,118,896	$982,078

Cactus, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Twelve Months Ended December 31,
	2022	2021
	(in thousands)
Cash flows from operating activities
Net income	$145,122	$67,470
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	34,124	36,308
Deferred financing cost amortization	165	168
Stock-based compensation	10,631	8,620
Provision for expected credit losses	406	310
Inventory obsolescence	2,739	3,490
Gain on disposal of assets	(1,391)	(1,386)
Deferred income taxes	25,299	4,829
(Gain) loss from revaluation of liability related to tax receivable agreement	1,910	(898)
Changes in operating assets and liabilities:
Accounts receivable	(49,349)	(45,492)
Inventories	(44,891)	(36,083)
Prepaid expenses and other assets	(3,108)	(2,789)
Accounts payable	5,803	22,281
Accrued expenses and other liabilities	2,090	16,628
Payments pursuant to tax receivable agreement	(11,666)	(9,697)
Net cash provided by operating activities	117,884	63,759

Cash flows from investing activities
Capital expenditures and other	(28,291)	(13,939)
Proceeds from sale of assets	2,755	2,306
Net cash used in investing activities	(25,536)	(11,633)

Cash flows from financing activities
Payment of deferred financing costs	(353)	—
Payments on finance leases	(6,055)	(5,205)
Dividends paid to Class A common stock shareholders	(26,719)	(21,158)
Distributions to members	(9,692)	(9,742)
Repurchase of shares	(4,563)	(3,283)
Net cash used in financing activities	(47,382)	(39,388)

Effect of exchange rate changes on cash and cash equivalents	(2,108)	272

Net increase in cash and cash equivalents	42,858	13,010

Cash and cash equivalents
Beginning of period	301,669	288,659
End of period	$344,527	$301,669

Cactus, Inc. – Supplemental Information
Reconciliation of GAAP to non-GAAP Financial Measures
Adjusted net income, diluted earnings per share, as adjusted and adjusted net income margin
(unaudited)

Adjusted net income and diluted earnings per share, as adjusted are not measures of net income as determined by GAAP. Adjusted net income and diluted earnings per share, as adjusted are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements. Cactus defines adjusted net income as net income assuming Cactus, Inc. held all units in Cactus LLC, its operating subsidiary, at the beginning of the period, with the resulting additional income tax expense related to the incremental income attributable to Cactus, Inc. Adjusted net income also includes certain other adjustments described below. Cactus defines diluted earnings per share, as adjusted as Adjusted net income divided by weighted average shares outstanding, as adjusted. Cactus defines Adjusted net income margin as Adjusted net income divided by Revenue. The Company believes this supplemental information is useful for evaluating performance period over period.

	Three Months Ended			Twelve Months Ended December 31,
	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021
	($ in thousands, except per share data)
Net income	$40,739	$41,520	$20,383	$145,122	$67,470
Adjustments:
Other non-operating (income) expense, pre-tax(1)	1,920	(1,125)	(1,902)	1,910	(898)
Transaction related expenses, pre-tax(2)	7,442	980	—	8,422	406
Income tax expense differential(3)	(6,576)	(1,313)	185	(15,291)	(12,481)
Adjusted net income	$43,525	$40,062	$18,666	$140,163	$54,497

Diluted earnings per share, as adjusted	$0.57	$0.52	$0.25	$1.84	$0.72

Weighted average shares outstanding, as adjusted(4)	76,410	76,319	76,148	76,337	76,107

Revenue	$187,774	$184,481	$129,916	$688,369	$438,589
Net income margin	21.7%	22.5%	15.7%	21.1%	15.4%
Adjusted net income margin	23.2%	21.7%	14.4%	20.4%	12.4%

(1)Represents non-cash adjustments for the revaluation of the liability related to the tax receivable agreement.
(2)Reflects fees and expenses recorded in connection with the pending FlexSteel Acquisition and the 2021 offering of shares of our Class A common stock, excluding underwriting discounts and selling commissions. Fees and expenses related to the pending FlexSteel Acquisition shown for the three months ending September 30, 2022 were not previously included as an adjustment to net income.
(3)Represents the increase or decrease in tax expense as though Cactus, Inc. owned 100% of Cactus LLC at the beginning of the period, calculated as the difference in tax expense recorded during each period and what would have been recorded, adjusted for pre-tax items listed above, based on a corporate effective tax rate of 25.0% for the three and twelve months ended December 31, 2022, 25.0% for the three months ended September 30, 2022, and 27.0% for the three and twelve months ended December 31, 2021.
(4)Reflects 60.8, 60.7, and 59.0 million weighted average shares of basic Class A common stock and 15.1, 15.2 and 16.7 million of additional shares for the three months ended December 31, 2022, September 30, 2022, and December 31, 2021, and 60.3 and 55.4 million weighted average shares of basic Class A common stock and 15.5 and 20.3 million of additional shares for the twelve months ended December 31, 2022 and December 31, 2021, respectively, as if the weighted average shares of Class B common stock were exchanged and canceled for Class A common stock at the beginning of the period, plus the effect of dilutive securities.

Cactus, Inc. – Supplemental Information
Reconciliation of GAAP to non-GAAP Financial Measures
EBITDA, Adjusted EBITDA and Adjusted EBITDA margin
(unaudited)

EBITDA and Adjusted EBITDA are not measures of net income as determined by GAAP. EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. Cactus defines EBITDA as net income excluding net interest, income tax and depreciation and amortization. Cactus defines Adjusted EBITDA as EBITDA excluding the other items outlined below.

Cactus management believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to financing methods or capital structure, or other items that impact comparability of financial results from period to period. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. The Company’s computations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Cactus defines Adjusted EBITDA margin as Adjusted EBITDA divided by Revenue. Cactus presents EBITDA, Adjusted EBITDA and Adjusted EBITDA margin because it believes they provide useful information regarding the factors and trends affecting the Company’s business.

	Three Months Ended			Twelve Months Ended December 31,
	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021
	($ in thousands)			($ in thousands)
Net income	$40,739	$41,520	$20,383	$145,122	$67,470
Interest (income) expense, net	(2,370)	(1,140)	142	(3,714)	774
Income tax expense	7,932	12,041	7,089	31,430	7,675
Depreciation and amortization	8,133	8,399	8,828	34,124	36,308
EBITDA	54,434	60,820	36,442	206,962	112,227
Other non-operating (income) expense(1)	1,920	(1,125)	(1,902)	1,910	(898)
Transaction related expenses(2)	7,442	980	—	8,422	406
Stock-based compensation	2,597	3,018	2,074	10,631	8,620
Adjusted EBITDA	$66,393	$63,693	$36,614	$227,925	$120,355

Revenue	$187,774	$184,481	$129,916	$688,369	$438,589
Net income margin	21.7%	22.5%	15.7%	21.1%	15.4%
Adjusted EBITDA margin	35.4%	34.5%	28.2%	33.1%	27.4%

(1)Represents non-cash adjustments for the revaluation of the liability related to the tax receivable agreement.
(2)Reflects fees and expenses recorded in connection with the pending FlexSteel Acquisition and the 2021 offering of shares of our Class A common stock, excluding underwriting discounts and selling commissions. Fees and expenses related to the pending FlexSteel Acquisition shown for the three months ended September 30, 2022 were not previously included as an adjustment to Adjusted EBITDA.

Cactus, Inc. – Supplemental Information
Depreciation and Amortization by Category
(unaudited)

	Three Months Ended			Twelve Months Ended December 31,
	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021
	(in thousands)			(in thousands)
Cost of product revenue	$783	$740	$758	$3,022	$3,176
Cost of rental revenue	5,442	5,802	6,272	23,663	25,812
Cost of field service and other revenue	1,773	1,738	1,705	6,986	6,863
Selling, general and administrative expenses	135	119	93	453	457
Total depreciation and amortization	$8,133	$8,399	$8,828	$34,124	$36,308

Cactus, Inc. – Supplemental Information
Estimated Market Share
(unaudited)

Market share represents the average number of active U.S. onshore rigs Cactus followed (which Cactus defines as the number of active U.S. onshore drilling rigs to which it was the primary provider of wellhead products and corresponding services during drilling) as of mid-month for each of the three months in the applicable quarter divided by the Baker Hughes U.S. onshore rig count quarterly average. Cactus believes that comparing the total number of active U.S. onshore rigs to which it was providing its products and services at a given time to the number of active U.S. onshore rigs during the same period provides Cactus with a reasonable approximation of its market share with respect to wellhead products sold and the corresponding services it provides.

	Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
Cactus U.S. onshore rigs followed	304	285	228
Baker Hughes U.S. onshore rig count quarterly average	757	741	543
Market share	40.2%	38.5%	42.0%